Edgewell Personal Care 6 Research Drive Shelton, CT 06484
Company Contact Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Appoints Joseph D. O’Leary and
Gary K. Waring to Board of Directors

SHELTON, CT. - September 5, 2018 - Edgewell Personal Care Company (NYSE: EPC) today announced the appointment of Joseph “Joe” D. O’Leary and Gary K. Waring to the Company’s Board of Directors, effective October 1, 2018. With these new appointments, Edgewell gains Directors with expertise in retail, eCommerce, supply chain, acquisitions, divestitures, and restructuring, as well as regulatory and audit committee expertise. The Edgewell Board will now comprise 10 directors, nine of whom are independent. Mr. O’Leary will serve on the Nominating and Executive Compensation Committee of the Board and Mr. Waring will serve on the Audit Committee of the Board.

“We are pleased to appoint two new, independent directors with the breadth of global experience and proven leadership capabilities that Joe and Gary bring to the Edgewell Board,” said David P. Hatfield, Edgewell’s Chief Executive Officer and Chairman of the Board. “We conducted a thorough search to identify new board members, and both Joe and Gary distinguished themselves with track records of operating success and deep financial and operating expertise. We welcome them to our Board and are confident that Edgewell will benefit immensely from their fresh perspectives as we navigate the dynamic market environment and execute growth and cost savings initiatives, including Project Fuel, to enhance value for shareholders.”

“I am delighted to join the Edgewell Board at such a time of opportunity for the Company,” said Mr. O’Leary. “I look forward to working with the Edgewell Board and management team to continue streamlining the business and building on its momentum. I intend to draw on my operational expertise and past success in driving growth and realizing operational efficiencies to help Edgewell maximize value for all shareholders.”

“I have great respect for Edgewell, its brands, products, and track record of innovation,” said Mr. Waring. “I’m excited to work alongside the Edgewell Board and management team to create shareholder value by maximizing the potential of the Company’s strong brands, product portfolio, and balance sheet.”

About Joseph D. O’Leary

Joseph O’Leary is the former President and Chief Operating Officer of Petsmart, Inc., where he served in a variety of roles including Executive Vice President, Merchandising, Supply Chain and Marketing. Prior to Petsmart, Mr. O’Leary was the Chief Operating Officer of Human Touch, LLC from 2005 to 2006. He served in various logistics leadership roles with Gap Inc. from 1999 to 2005, including Senior Vice President, Supply Chain Strategy and Global Logistics. He previously held leadership roles with Mothercare plc, Coopers and Lybrand LLP and BP International plc, where he began his career as

Operations Manager, Supply Chain. Mr. O’Leary currently serves as a member of the board of directors of Francesca’s Holding Corporation, Petsmart, Inc. and Sprouts Farmers Market, Inc. He has previously served as a member of the board of directors of Big Heart Pet Brands, Blue Acquisition Group, Inc. and Mothercare plc. Mr. O'Leary holds a Bachelor's Degree in Business from University of Portsmouth in Portsmouth, England.

About Gary K. Waring

Gary Waring is an accounting professional who retired in July 2017 after more than 35 years at Ernst & Young (EY). Mr. Waring has a proven record of working with Boards of Directors, Audit Committees and management teams, advising them on acquisitions and divestitures, restructurings, internal control, accounting, financial reporting, and regulatory matters. Mr. Waring is a Certified Public Accountant, and prior to his retirement he was licensed in both Ohio and California and was a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Waring earned his Bachelor's Degree in Accounting from Wittenberg University.

About Edgewell Personal Care
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding; Diaper Genie®; Bulldog® and Jack Black® male skin care and grooming products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with approximately 6,000 employees worldwide. ###